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                                                                    Exhibit 99.1
                                                                    NEWS RELEASE



For:     Richey Electronics, Inc.
         7441 Lincoln Way
         Garden Grove, CA 92842-3120

Contact: Richard N. Berger
         714/898-8288


               RICHEY ELECTRONICS, INC. COMPLETES PURCHASE OF SIMMONDS
                   TECHNOLOGIES, INC. FROM SIMMONDS CAPITAL LIMITED


         Garden Grove, California, June 13, 1997 - Richey Electronics, Inc. (Nasdaq NNM:RCHY) and Simmonds Capital Limited (TSE: SMM) today announced that they have closed the transaction in which Richey purchased from Simmonds all of the common stock of Simmonds Technologies, Inc. ("STI"). STI, an indirect, wholly-owned subsidiary of Simmonds, is a Canada-wide distributor of interconnect, electromechanical and passive electronic components, headquartered in Toronto, with additional branch locations in the Montreal, Ottawa, Winnipeg, Saskatoon, Calgary, Edmonton and Vancouver regions. In 1996, STI had sales of approximately C$42 million.

         Pursuant to the transaction, Richey refinanced STI's bank indebtedness of approximately C$7.8 million. In events related to the transaction, Richey issued to Simmonds a warrant to purchase approximately 200,000 shares of Richey common stock at an exercise price of approximately $10 per share (based upon a premium to the average closing price of Richey's common stock for the 10 consecutive trading days ending on the fifth day following the closing), contributed C$1.5 million toward the settlement of certain long-term liabilities of STI to be retained by Simmonds, and transferred C$4.7 million worth of non-core inventory to Simmonds. Simmonds also receive the right to a future payment from Richey based upon STI's operating earnings in 2001. Other details of the transaction were not disclosed.

         William C. Cacciatore, Chairman and Chief Executive Officer of Richey commented: "This acquisition instantly positions Richey as a national distributor in Canada, specializing in the distribution of interconnect, electromechanical and passive electronic componets. While STI has experienced a history of significant losses, we are convinced that as a member of the Richey family, it can be returned to sustainable profitability. We intend to immediately begin doing business in Canada under the Richey name, and will later introduce our strong value-added service capabilities to the Canadian market. The twenty six vendors STI

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and Richey represent in common have been very supportive of this acquisition and we look forward to working with them, as well as our non-common suppliers, in building our Canadian sales."

         Mr. Cacciatore continued: "From a financial point of view, we expect that the acquisition of STI could have a dilutive effect on Richey's earnings up to 2 cents per share, fully diluted, in each of the third and fourth quarters of 1997. Thereafter, we expect STI to turn profitable and contribute approximately 4 to 5 cents per share, fully diluted, in 1998. Very importantly, we anticipate being able to use STI's Canadian net operating loss carry forwards of approximately C$12 million to shelter future income from taxes, significantly improving the cash flow characteristics of the transaction for Richey."

         Mr. Cacciatore concluded: "We are very excited by the prospects this acquisition presents. We have acquired a strong product and market position in Canada and an excellent management team dedicated to working with us to improve the business. As consolidation trends in our industry continue, we believe it will become even more important to our key suppliers and customers for distributors to serve the entire North American market. The STI acquisition positions Richey to capitalize on these trends."

         John G. Simmonds, Chairman and Chief Executive Officer of Simmonds, said: "We began the process of building a Canada-wide distribution company almost four years ago and succeeded in that effort with STI. We came to believe that long-term success in the distribution industry will require more than just a national presence in Canada. As a result, we have chosen to form an alliance with Richey in this transaction. Our warrant to purchase Richey stock will allow us to participate in the overall company's success, while the potential payout will directly reflect the continued developments of STI's market presence in Canada. We look to the future of Richey and STI with great confidence and optimism."

         Richey Electronics is a distributor of interconnect, electromechanical and passive electronic components and a provider of related value-added services. Simmonds Capital Limited, Toronto, Ontario, is a diversified electronics company involved in the global wireless communications market and the production and distribution of electronic components.

         Certain statements made herein are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company's ability to return STI to sustainable profitability and the effect of the acquisition of STI on earnings per share. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks related to the Company's ability to successfully integrate STI's

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operation in a timely fashion, to reduce STI's costs of operation and to maintain relationships with STI's existing vendors and customers. This list is not meant to be exhaustive. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's SEC reports, including, but not limited to, its Annual Report on Form 10-K for 1996.